Exhibit 99.1

SofTech Announces the Completion of New Debt Facility

$2.7 Million in New Capital, 3-Year Term;

Lower Borrowing Rate; Reduced Principal Repayment

LOWELL, Mass. – May 16, 2013 – SofTech, Inc. (OTCQB: SOFT), a proven provider of Product Lifecycle Management (PLM) solutions today announced the completion of a new debt facility.

The new three year, $2.7 million debt facility replaces the Company’s current debt facilities that were to expire in February 2014. The new facility requires quarterly principal payments of $135,000 beginning on October 1, 2014. The funds will be used to retire existing debt and fund the Company’s growth initiatives.

“The new debt facility reduces our effective borrowing rate and debt service giving us the liquidity to continue to pursue our growth initiatives,” said Joe Mullaney, SofTech’s CEO. “The improved financial terms are a reflection of the significant improvement in the operations of the business since the March 2011 recapitalization transaction,” he added.

As reflected on the most recent balance sheet dated February 28, 2013, the Company’s old debt facilities that were entered into in March 2011 to partially fund the recapitalization transaction required balloon payments on February 28, 2014 and therefore were classified as current liabilities. This classification significantly weakened the liquidity of the balance sheet relative to prior periods.

A comparison of the February 28, 2013 Consolidated Condensed Balance Sheet as reported, adjusted on a pro forma basis as if the refinancing had taken place on the balance sheet date, shows the significant improvement in the Company’s liquidity as a direct result of this refinancing transaction. Specifically, the following measures the percentage improvement when comparing the February 28, 2013 balance sheet, as reported, to the pro forma balance sheet for two common measures of liquidity:

•

Current ratio (current assets/current liabilities) improves by 135%

•

Quick ratio (cash + receivables/current liabilities) improves by 182%

The improvement in these two measures of liquidity are even more significant when deferred maintenance revenue, a liability that is satisfied by providing support services rather than through the direct payment of cash, is excluded from current liabilities:

•

Current ratio improves by 282%

•

Quick ratio improves by 358%

Explanations for the pro forma adjustments above are as follows:

1.

Cash increase relates to the new debt of $2.7 million less the retirement of the old debt facilities of $1.645 million and facility fees of $27,000 due at the debt closing;

2.

Prepaid expenses decrease of $68,000 relates to advances to professionals related to the debt refinancing that gets reclassified into debt issuance costs and amortized over the life of the loan;

3.

Debt issuance costs of $127,000 ($330,000 less amortization of $203,000) on the old debt are expensed and the costs related to the issuance of the new debt totaling $178,000 are capitalized and will be amortized over the life of the loan;

4.

Accrued expenses increase of $83,000 related to debt issuance costs on the new debt to be paid out for professional services subsequent to the debt close;

5.

Decrease of $1.645 million in the current portion of long term debt represents the retirement of the old debt facilities;

6.

Increase in long term debt of $2.7 million represents borrowings under the new debt facility; and

7.

The reduction in stockholders’ equity of $127,000 represents the write off of the unamortized portion of the debt issuance costs of the old debt facilities.

“The old debt facilities required $1.5 million more cash going towards debt service in fiscal 2014 than the new debt facility. Retaining those funds in the Company in fiscal 2014 will allow us to continue to improve and grow the business as we have since the recapitalization transaction. The Company has now generated nearly twelve consecutive years of positive EBITDA and, in the most recent few years, has developed some new products that we believe will start to contribute positively to our bottom line. Getting a debt partner in place that supports these plans was critical to our continued success,” Mullaney added.

About SofTech

SofTech, Inc. (OTCQB: SOFT) is a proven provider of product lifecycle management (PLM) solutions, including its ProductCenter® PLM solution and its computer-aided design product CADRA®.

SofTech’s solutions accelerate productivity and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Over 100,000 users benefit from SofTech software solutions, including General Electric Company, Goodrich, Honeywell, AgustaWestland, Sikorsky Aircraft and the U.S. Army. Headquartered in Lowell, Massachusetts, SofTech (www.softech.com) has locations and distribution partners in North America, Europe, and Asia.

SofTech, CADRA and ProductCenter are registered trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our outlook for fiscal year 2013 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, how successful the buyer of our patents will be in its efforts to monetize them and our ability to: (1) generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth initiatives; (2) maintain good relationships with our lender; (3) comply with the covenant requirements of the loan agreement; (4) successfully introduce and attain market acceptance of any new products and/or enhancements of existing products; (5) attract and retain qualified personnel; (6) prevent obsolescence of our technologies; (7) maintain agreements with our critical software vendors; (8) secure renewals of existing software maintenance contracts, as well as contracts with new maintenance customers; and (9) secure new business, both from existing and new customers, among others.

These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under “Risk Factors” in the Company’s Form S-1 Registration Statement (No. 333-174818) and the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2013.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

CONTACT:

Joseph P. Mullaney

President & Chief Executive Officer

SofTech, Inc.

(978) 513-2700